Don Volk - Kenexa - CFO

Thank you, (operator).  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's third quarter 2011 results followed by our current guidance for the fourth quarter and full year 2011.  We'll then open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers, and a reconciliation schedule showing the GAAP versus non-GAAP financial measures is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan

Thanks, Don.  And thanks to all of you for joining us on the call.

We are pleased with the company’s performance in the third quarter, which was once again highlighted by revenue and profitability that exceeded our guidance.  All areas of our business performed well – software, content and services, and our RPO business experienced record quarterly revenue and included the two largest customer wins in the history of our company.  Kenexa continues to benefit from a growing number of organizations looking for a strategic partner to transform their overall HR functions, and they are selecting Kenexa due to our unique, end-to-end value proposition.

While we continue to watch the global economy carefully, our confidence regarding Kenexa’s long-term market position continues to remain strong and we are increasing our 2011 outlook based on our strong third quarter performance and continued market share gains.

Taking a look at our results for the quarter: Total non-GAAP revenue was $77.2 million, which was above our guidance and represented a year-over-year increase of 52%.  From a profitability perspective, non-GAAP operating income was $8.3 million and non-GAAP diluted EPS was $0.23, both of which were also above our guidance and represented solid growth.

From a macro perspective, economic data points continue to be volatile on a global basis.  For example, since our last call, challenges in Europe have become more pronounced and well documented.  We continue to expect that the most likely macro scenario is one in which the global economic recovery will remain choppy for the foreseeable future.

However, customer interest levels have remained high – which is reflected by our third quarter results and on-going sales pipeline momentum.  Talent management is becoming more strategic at the “C” suite, and HR organizations are being asked to do more with less.

As a result, more so now than ever, we see global organizations that are looking for a strategic HR solutions partner.  They need more than just software.  They need the software along with a comprehensive suite of solutions, proprietary content, behavioral sciences, leadership development and range of services-based solutions to help them transform their talent management processes.

We believe that Kenexa is well positioned to capitalize on these market trends in the multi-billion dollar talent management market.  The strong market share gains that Kenexa has been enjoying reinforces this belief.  Excluding the contribution from Salary.com, our revenue has grown approximately 30% on a year-to-date basis as compared to the prior year period.  This is several times the rate of market growth and it compares favorably with the other large, talent management software and services providers.

What is most encouraging for the long-term, is that all key areas of our business – software, content and services – are contributing to our strong growth and market share gains.  During the third quarter, we continued to win competitive engagements with large enterprises across our talent acquisition and talent retention solutions.  Such wins included Armstrong Industries, Humana, Novartis, NCR Corporation, Nokia Corporation, and Samsung among many other wins in the quarter.

As we discussed in depth at our analyst day, our RPO related business also continues to perform at a high level.  Our RPO revenue was approximately $20 million for the third quarter, which is a record performance and it is up over 50% compared to the $13 million level in the year ago period.  We previously announced that we won an 8 figure RPO engagement with Baker Hughes during the third quarter, and I’m pleased to share that we won a similarly sized RPO engagement with a life sciences company during the third quarter as well.  This represents a multi-element solution, including our software, content and services.  These 2 wins, on the heels of winning the multi-element engagement with Ford, means that Kenexa has won the 3 largest talent management engagements that we are aware of during 2011.  This is a tremendous accomplishment, and a reflection of our unique value proposition and global advantage.

Our RPO business provides Kenexa with leverage to the hiring and success of our customers.  We believe the upside far outweighs the negative and is in Kenexa’s best interest if you believe in the talent management industry long-term.  During 2008, we experienced the downside of this leverage when unemployment rate went from approximately 4% to 11%.  That was an unprecedented increase in such a short period of time.

We have proven our ability to grow our RPO business in a 9 to 10% unemployment market – the fact is we are now up around 150% from our base.  Looking ahead, if we experienced a significant increase in unemployment comparable to what occurred in 2008 we would expect our RPO business to face significant challenges – but if unemployment remains relatively stable in the 9-10% range, we expect the RPO aspect of our business to continue growing.

We believe there are several factors that have driven this rebound and our continued success.  From a macro perspective, the unemployment rate for skilled labor is under 5% as compared to 9% overall unemployment rate….and Kenexa is primarily focused on helping our customers identify and onboard skilled professionals.  From an industry perspective, we see a growing focus on strategic deployments, CEO engagement in the HR transformation process and multiple element solutions that leverage Kenexa’s full value proposition to drive results.  For these reasons, our competitive win rates have been high and we continue to see a strong pipeline of RPO opportunities that include all elements of our value proposition.

In total, we added over 60 preferred partners worldwide during the third quarter, compared to over 40 preferred partners added during the year ago period.  Our growing base of preferred partners not only reinforce the strength of our solutions, they also provide a significant cross-sell opportunity from a long-term perspective.

We have a proven track record of growing our customer relationships over time, and our P-cubed metric, which measures the average annual revenue from our top 80 customers, was a new record at over $1.6 million at the end of the third quarter, which is an increase compared to over $1.2 million at the end of the year ago quarter.

We are continuing to invest in our suite of solutions to expand and deepen our value proposition, in addition to providing us with the capabilities to continue to grow our customer relationships.  In many situations, Kenexa wins competitive engagements on the strength of our technology, outstanding domain expertise, proprietary content and services leadership position.

To that end, during the third quarter, we launched Kenexa 2xPerform, which offers integrated, enterprise-class performance management, succession and compensation planning tools to drive organizational alignment and ensure top performers are retained and engaged.  Built on the Kenexa 2x platform, the new solution complements Kenexa’s other integrated talent management solutions such as Recruiting and Onboarding, by automating and integrating goals, appraisals, compensation, competencies, development, career path and succession planning.

Providing a solution that integrates functions and data that traditionally have been siloed, means businesses can achieve greater efficiency, enabling maximized performance and results. The release of Kenexa 2x perform, combined with our best-in-class compensation analyst products and proprietary content from Salary.com, positions Kenexa uniquely to deliver these benefits to our customers.

We continue to be very pleased with the performance of our compensation analyst solutions following the acquisition of Salary.com.  After winding down some non-strategic products, we have stabilized Salary.com’s revenue run rate a quarter earlier than expected, and we are experiencing record bookings relating to our compensation analyst products – including closing the 5 largest compensation analyst deals ever for Salary.com.  From a distribution perspective, we are taking our compensation analyst solutions to China and the UK in the back half of 2011, which is earlier than our original plans for doing so in 2012 and is a result of our satisfaction with the progression of our integration plans and market receptivity to our expanded value proposition.

During the third quarter, we also introduced Kenexa Social Solutions, which draws on our deep industry expertise in sourcing, recruiting, employment branding and social media to deliver positive outcomes for hiring employers as well as job candidates, and all from a single vendor.

Many companies want to harness the tangible benefits of social recruiting but -- whether due to resources, time and other commitments -- cannot readily tap into its full range of possibilities.  Kenexa Social Solutions goes past just posting and sharing jobs across social media such as Facebook, LinkedIn and Twitter, by offering sourcing strategies, candidate relationship management and consulting services that help attract, connect and recruit talent.  Kenexa Social Solutions is available now, and it has been field-tested by one of the world’s largest retailers.

In addition to our organic development, we have expanded our value proposition through increased partnership efforts.  We recently announced an alliance with SkillSoft, a leading SaaS provider of e-learning content, technology and services, to provide an integrated solution for performance management, learning management and learning content.  We have already partnered with SkillSoft on a number of new opportunities and our existing customer base is excited by the potential of seamless access to content directly from Kenexa platforms.

In summary, the economy is on everyone’s mind and it is something that we continue to monitor closely.  No vendor would be immune if the economy fell into another deep recession, however, we are focused on execution, winning market share and positioning Kenexa for the long-term.  Our strategy has proven to be successful.

We are growing at several times the rate of market growth, we are winning the largest talent management deal opportunities, and we continue to expand our unique value proposition of software-content-and-services.  We believe Kenexa is well positioned to capitalize on the growing trend of global organizations seeking a strategic HR solutions partner.

With that, let me turn it over to Don to review our financials in more detail.  Don?

Don Volk - Kenexa - CFO

Thanks, Rudy.  Let me begin by reviewing our results for the third quarter, starting with the P&L.  On a GAAP-basis, our total revenue for the third quarter was $75.7 million.  Excluding the deferred revenue write down of purchase accounting related to the Salary.com acquisition, total non-GAAP revenue was $77.2 million, which was above our guidance of $72 to $74 million and up 52% compared to last year’s third quarter.

Non-GAAP subscription revenue was $55.0 million, an increase of 38% compared to last year and 5% on a sequential basis; and it represented 71% of our third quarter total revenue. Our services and other revenue was $22.2 million, up 102% compared to last year, 16% sequentially and representing the remaining 29% of our third quarter total non-GAAP revenue.

As we have shared in the past, our Service and Other revenue has the greatest amount of quarter-to-quarter variability.  To that end, approximately $1.5 to $2.0 million of the $3 million in upside to our third quarter revenue was related to unexpected, short-term hiring bursts at a few RPO customers that started and finished during the third quarter.  The strength of our Other Revenue over the last several quarters has benefitted from the fact that we have structured many of our RPO engagements so that Kenexa benefits at a higher level as recruiting ramps at our clients.  We do our best to try to plan our business such that variability, if it occurs, is on the upside.

From a geographic perspective, our non-GAAP revenue mix of domestic versus international revenue was 75/25%, compared to 74/26% last quarter.  During the quarter, we faced a currency headwind of approximately $800,000, which impacted the geographic mix for the quarter.

During the third quarter, overall renewal rates for our suite of solutions continued to approach the 90% range – similar with recent quarters.

Turning to profitability, we'll be providing non-GAAP measures for each third quarter 2011 expense category, which excludes the aforementioned $1.5 million in deferred revenue write-down related to the Salary.com acquisition, $1.8 million of share-based compensation charges associated with FAS123R, and $3.6 million of amortization of acquired intangibles.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin of 62% for the third quarter was consistent with last quarter and compares to 65% in the year ago period.  The year-over-year decline in gross margin is due to the fact that other revenue has grown by over 100%, and it has a lower gross margin compared to our subscription revenue.

From an operating expense perspective, non-GAAP operating expenses of $39.4 million were up from $38.1 million last quarter and $28.7 million in the year ago quarter.  The increase in expenses was driven primarily by increases in sales & marketing and R&D, though we did see increased leverage in our business on both a sequential and year-over-year basis.

Non-GAAP income from operations of $8.3 million was above our guidance of $7.1 to $7.5 million and represented an 11% non-GAAP operating margin, which was an increase from an 8% margin in the year ago period and 9% last quarter.  Non-GAAP income from operations increased 98% compared to the year ago period, leading to non-GAAP EPS of $0.23 for the third quarter of 2011, above our guidance of $0.19 to $0.20 and up 44% on a year-over-year basis.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP:
-	cost of revenue, $29.7 million,
-	sales and marketing, $16.4 million,
-	R&D, $4.9 million, and
-	G&A, $15.1 million.

For the third quarter, GAAP income from operations is $1.3 million. Net loss allocable to common shareholders is $3.1 million resulting in a $0.12 GAAP net loss per share.  The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-k filed with the SEC.

Turning to our balance sheet, Kenexa had cash, cash equivalents and investments of $124.9 million at September 30, 2011, a decrease from $127.5 million at the end of the prior quarter.  The primary drivers to the decline in cash were $4.2 million used to pay down long-term debt and $1.8 million used to settle legacy shareholder lawsuits for Salary.com.

We generated non-GAAP cash flow from operations of $12.6 million and continue to expect to generate record annual cash flow from operations in the mid-$40 million range, and free cash flow in the mid-$20 million range, for the full year 2011.  This assumes a seasonally strong cash flow performance in the fourth quarter, which is consistent with our experience in prior years.

The strong increase in accounts receivable, from $46.9 million at the end of the second quarter to $54.7 million at the end of the third quarter, provides a significant base for collections in the fourth quarter.  Strong business activity contributed to the increase in accounts receivable, in addition to our deferred revenue, which was $87.3 million at the end of the third quarter, up 3% from the end of the second quarter and up 49% from the end of the third quarter of 2010.

I'd now like to turn to guidance, starting with the fourth quarter.  We are targeting GAAP revenue of $74.7 million to $76.7 million, and non-GAAP revenue in the range of $76 million to $78 million – which represents an increase of 19% to 22% on a year-over-year basis.  We assume a relatively flat sequential performance in the fourth quarter, however, it is important to keep in mind the previously mentioned $1.5 to $2.0 million of non-recurring RPO revenue that occurred in the third quarter, in addition to the general fact that our Other Revenue can have quarter-to-quarter variability.  It is also worth highlighting that the mid-point of our updated fourth quarter revenue guidance is over $3 million greater than our implied 4Q mid-point provided on last quarter’s call.

We are targeting fourth quarter non-GAAP operating income of $9.2 million to $9.6 million.  Assuming a 20% effective tax rate for reporting purposes and 28 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.25 to $0.26 for the fourth quarter.

The combination of our strong third quarter results and Kenexa’s continued market share gains, leads to full year 2011 guidance that is again being raised.  We expect total non-GAAP revenue to be $287.4 million to $289.4 million, an increase compared to our previous guidance of $279 million to $283 million.  Our raised guidance also represents year-over-year growth of 44% to 45%.  On a GAAP basis, we expect total revenue to be $279.4 million to $281.4 million.

We are raising our non-GAAP operating income range from $27.5 million to $28.5 million, to $28.9 million to $29.3 million.  Our targeted non-GAAP operating income reflects continued investment in our growth initiatives - which we believe is appropriate at this stage of the market and our focus on gaining share.

Assuming an effective tax rate for reporting purposes of approximately 20% and 26.5 million shares outstanding, we now expect our non-GAAP net income per diluted share to be in the range of $0.81 to $0.82.

In summary, we are pleased with our performance during the third quarter and believe Kenexa is among the best performing companies in the talent management market.  We have a differentiated value proposition that is driving market share gains, and we believe our company is well positioned to be one of the long-term winners in a multi-billion dollar market opportunity.

We'd now like to turn it over to the Operator to begin the Q&A session.